Exhibit 4.33

Execution Version

FIRST AMENDMENT TO THE LOAN AGREEMENT

This First Amendment, dated as of October 4, 2024 (this “Amendment”), to that certain Loan Agreement, dated as of September 30, 2024, by and among Ecopetrol S.A., as borrower (the “Borrower”) and Sumitomo Mitsui Banking Corporation, as lender (the “Lender”).

RECITALS:

WHEREAS, the Borrower and the Lender are party to that certain Loan Agreement, dated as of September 30, 2024 (the “Loan Agreement”), which was entered into pursuant to the authorization issued by the Ministry of Finance by means of Resolution 2476 of August 20, 2024.

WHEREAS, the Borrower and the Lender have agreed to the amendments, as more particularly described and on the terms and conditions set forth herein; and

WHEREAS, the Borrower has obtained all required approvals to enter into this Amendment, including the approval from the General Directorate of Public Credit and National Treasury of the Ministry of Finance as required pursuant to Colombian public indebtedness regulations, as established, among others, in article 5 of Law 781 of 2002 and Part 2 of Book 2 of Decree 1068 of 2015 (each as amended, modified or supplemented form time to time), through decision (oficio) dated October 3, 2024 with filing number 44707/2024/OFI.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the following shall be effective:

Section 1.Amendments.

Section 1.01Amendment. The Borrower and the Lender hereby agree that, as of the Amendment Effective Date (as defined below) but effective retroactively to the first day of the Interest Period then in effect (or if no Interest Period is then in effect, to date of the Loan Agreement), the definition of “Applicable Margin” in Section 1.01 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

““Applicable Margin” means 3.30% per annum.”

Section 1.02Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) on which this Amendment is executed and delivered by a duly authorized officer of the Borrower and each Lender party hereto.

Section 2.Miscellaneous.

Section 2.01Governmental Approvals and Registrations. The Borrower has obtained all required consents, permits, authorizations and approvals by any Governmental Authority that are necessary for the validity, binding effect and enforceability of the Amendment, including the approval of this Amendment by the General Directorate of Public Credit and National Treasury (Dirección General de Crédito Público y Tesoro Nacional) of the Ministry of Finance through decision (oficio) identified with file number 44707/2024/OFI and dated October 3, 2024. The Borrower shall make all public filings required by law in connection with the execution of this Amendment and the Disbursement of the Loan, including any requirements to publish the Agreement in the Sistema Electrónico para la Contratación Pública –

SECOP, in the Ministry of Finance’s Database, and the National Comptroller’s Office (Contraloría General de la República).

Section 2.02Survival. Except as expressly provided in this Amendment, all of the terms, provisions, covenants, agreements, representations and warranties and conditions of the Loan Agreement and the other Loan Documents shall be and remain in full force and effect in accordance with their terms, unmodified hereby. In the event of any conflict between the terms, provisions, covenants, representations and warranties and conditions of this Amendment, on the one hand, and the Loan Agreement or any other applicable Loan Document, on the other hand, this Amendment shall control.

Section 2.03Severability. Any term or provision of this Amendment that is invalid, illegal or unenforceable in any jurisdiction shall, solely as to that jurisdiction, be ineffective solely to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Amendment or affecting the validity, legality or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction.

Section 2.04Governing Law. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to, this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the jurisdiction that governs the Loan Agreement in accordance with the terms thereof.

Section 2.05Entire Agreement; Capitalized Terms. This Amendment, the Loan Agreement (as amended hereby, the “Amended Loan Agreement”), and the other applicable Loan Documents constitute the entire agreement among the parties to the Loan Agreement and such other applicable Loan Document with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and verbal, among such parties or any of them with respect to the subject matter hereof. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Section 2.06Binding Effect, Beneficiaries. This Amendment shall be binding upon and inure to the benefit of the parties to the Loan Agreement and each other applicable Loan Document and their respective heirs, executors, administrators, successors, legal representatives and assigns, and no other party shall derive any rights or benefits herefrom.

Section 2.07Notices. All notices relating to this Amendment shall be delivered in the manner and subject to the provisions set forth in the Loan Agreement.

Section 2.08Electronic Execution. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 2.09Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 2.10Reference to Credit Agreement. On and after the Amendment Effective Date, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the “Loan Agreement” in any other Loan Document shall be deemed a reference to the Amended Loan Agreement. This Amendment shall constitute a “Loan Document” for all purposes of the Loan Agreement and the other Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed and delivered as of the date first above written.

Acknowledged and Agreed:

ECOPETROL S.A.,
as Borrower

By:	/s/ Alfonso Camilo Barco Muñoz
Name:	Alfonso Camilo Barco Muñoz
Title:	Chief Financial and Sustainable Value Officer

[Signature Page to First Amendment to the Loan Agreement (Ecopetrol S.A.)]

Acknowledged and Agreed:

SUMITOMO MITSUI BANKING CORPORATION,
as Lender

By:	/s/ Lilian Coutinho
Name:	Lilian Coutinho
Title:	Managing Director

[Signature Page to First Amendment to the Loan Agreement (Ecopetrol S.A.)]